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                                  EXHIBIT 99.1

                    PRESS RELEASE ISSUED ON NOVEMBER 12, 1999

FRIDAY  NOVEMBER  12,  9:08  PM  EASTERN  TIME
COMPANY  PRESS  RELEASE

COMMUNITY WEST BANCSHARES RECEIVES AND IMMEDIATELY RESPONDS TO REGULATORY NOTIFICATION


GOLETA, Calif.--(BUSINESS WIRE)--Nov. 12, 1999--Lew Stone, president & CEO of Community West Bancshares (the ``company'') (Nasdaq: CWBC), announced that its subsidiary, Goleta National Bank (the ``bank''), has been notified by the Office of the Comptroller of the Currency (OCC) that, based upon its determination that the bank did not properly calculate the amount of regulatory capital required to be held in respect to residual interests the bank holds as part of loan securitizations completed by the bank in the fourth quarter of 1998 and the second quarter of 1999, the bank does not meet its minimum capital levels and is currently deemed to be significantly undercapitalized pursuant to the prompt corrective action provisions of the Federal Deposit Insurance Act.

John Markel, chairman of the board of the company, said: ``Soon after receiving this formal notice, at a special meeting of the board of directors of company, members of the board agreed to furnish funds to the company to provide capital to the bank to correct this regulatory issue. It was felt that this issue should be immediately and constructively dealt with.

``Based upon our revised calculations, this action alone should bring the bank back to the level of being adequately capitalized. I truly appreciate the prompt and significant response from our board, and hope that our shareholders also recognize our insistence on protecting their investment in the company.''

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Based  on  discussions  between  representatives of the company and the OCC, the company anticipates that, upon the bank's receipt of this additional capital as anticipated, the OCC will be willing to reclassify the bank as adequately capitalized, which could occur as early as Tuesday, Nov. 16.

This reclassification by the OCC would terminate any restrictions on the bank that are applicable while the bank's capital classification for prompt corrective action purposes is below adequately capitalized. Those restrictions include restrictions on asset growth and expansion, the bank's ability to pay dividends and certain deposit-taking activities, as well as various other restrictions.

If the proposed capital infusion does not occur, the bank would remain subject to the prompt corrective action provisions applicable to significantly undercapitalized depository institutions, including the restriction on making dividend payments to the company.

The company faces a maturity date of Jan. 4, 2000, on approximately $4 million of indebtedness that it will be unable to pay in the absence of dividends from the bank, a new capital infusion from investors, or a source to refinance the debt. There can be no assurance that such a refinancing will be available or achievable on commercially reasonable terms.

Stone said: ``It is important for everyone to understand that we have properly accounted for these transactions under generally accepted accounting principles. However, the OCC notified us that substantially more capital was required to be held for these securitizations for regulatory capital purposes.

``In addition to the new capital infusion proposed by our directors, we are taking other steps to raise our capital levels, such as selling certain loan assets.''

The company and bank will amend any regulatory reports for Dec. 31, 1998, and the first two quarters of 1999, to reflect the OCC's assessment of the bank's capital levels and capital classification category for those periods.

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The company also will amend its Form 10-K for 1998, and first and second quarter
1999 Form 10-Qs to reflect these developments and adjustments to its regulatory capital levels and classification status, and until such amendments are filed with the Securities and Exchange Commission, the discussion therein regarding the bank's regulatory capital should not be relied upon.

Community West Bancshares is a technology and financial services company with headquarters in Goleta.

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the company as of the date of this release and are not guarantees of future performance or events. To the contrary, these forward-looking statements involve known and unknown risks and uncertainties and are dependent on future events and circumstances, many of which are beyond the control of the company. These factors include, without limitation, adverse trends in loan payment delinquencies; asset quality or earnings; the adverse effects of competition on deposits and earnings; movements in market interest rates that reduce the company's margins or the fair value of the financial instruments it holds; national or regional economic slowdowns or recessions that increase the risk of loan defaults and credit losses; the ability of the company and the bank to raise capital or sell assets; restrictions and limitations imposed on the company's and bank's operations by banking laws and regulators; and many other factors, some of which are described in the company's Annual Report on Form 10-K for the year ended Dec. 31, 1998. Accordingly, the company's actual results may differ materially from those in the forward-looking statements. The company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or circumstances.

Contact:

     Community  West  Bancshares,  Goleta
     Randy  Shaffer,  805/692-1862
                      805/692-8902  (fax)
     http://www.communitywest.com

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